MELINDA HAAG (CABN 132612)

United States Attorney

MIRANDA KANE (CABN 150630)

Chief, Criminal Division

STACEY P. GElS (CABN 181444)

OWEN P. MARTIKAN (CABN 177104)

Assistant United States Attorneys

450 Golden Gate Ave., Box 36055

San Francisco, California 94102

Telephone: (415) 436-7200

Fax: (415) 436-7234

E-Mail: Stacey.Geis@usdoj.gov

    Owen.Martikan@usdoj.gov

Attorneys for the United States of America

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

UNITED STATES OF AMERICA,	)	No.
)
Plaintiff,	)	PLEA AGREEMENT
)
v.	)
)
HORIZON LINES, LLC,	)
)
Defendant.	)
)

Defendant HORIZON LINES, LLC (“Horizon”), and the United States Attorney’s Office for the Northern District of California (hereafter “the government”) enter into this written plea agreement (the “Agreement”) pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure:

The Defendant’s Promises

1. Horizon agrees to plead guilty to both counts of the captioned Information charging it with making false writings, in violation of 18 U.S.C. § 1001(a)(3). Horizon agrees that the elements of the offense are as follows: (1) Horizon, by and through the actions of its

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agents and/or employees, used a writing or document that contained a false statement in a matter within the jurisdiction of the United States Coast Guard; (2) Horizon, by and through the actions of its agents and/or employees, acted knowingly and willfully, that is deliberately and with knowledge that the writing or document was untrue; and (3) the writing or document was material to the United States Coast Guard’s activities or decisions.

2. Horizon acknowledges that under U.S. principles of corporate liability and respondeat superior, a corporate defendant is liable for the actions of its agents or employees while acting within the scope of their agency and employment and for the benefit of the corporation. Horizon agrees that by entering these guilty pleas it admits that it is in fact guilty of the offenses to which it is pleading guilty which were committed by its agents, in this case crew members of the SS Horizon Enterprise, acting within the scope of their agency, and that there is a sufficient factual basis for its guilty pleas.

3. Horizon agrees that the maximum penalties for each charged violation are as follows:

a.	Maximum fine	$500,000/count, or twice the gross gain or loss resulting from the unlawful conduct
b.	Maximum probation term	5 years
c.	Mandatory special assessment	$400/count

4. Horizon agrees that it is guilty of the offenses to which it will plead guilty, and agrees that the following facts are true:

a. Horizon, a Delaware limited liability company headquartered in Charlotte, North Carolina, is a domestic shipping company that operates container vessels engaged in shipping cargo among domestic ports and ports in Puerto Rico. These container vessels each typically carry officers and crew totaling between 25 to 30 persons. The engineering staff includes a Chief Engineer, who supervises an engine department consisting of other licensed engineers and crew men.

b. Engine department operations on container vessels such as the SS Horizon Enterprise generate large quantities of oily waste from leaks and drips from the engine’s

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lubrication and fuel systems. This waste oil, combined with water, detergents, solvents, and other wastes, accumulates in the bottom or the “bilges” of the vessel. This oily bilge waste must be processed through a pollution control device known as an Oily Water Separator (“OWS”) designed to treat the bilge waste in order to achieve the limitations imposed by international treaties and the laws and regulations of the United States.

c. The discharge of oily Wastes from ships is regulated by International Treaty and United States laws. Specifically, the 1973 International Convention for the Prevention of Pollution From Ships and the related Protocol of 1978 (hereinafter referred to as “MARPOL”) is an international treaty implemented in the United States by the Act to Prevent Pollution from Ships (“APPS”), 33 U.S.C. § 1901 et seq. APPS makes it a crime for any person to knowingly violate MARPOL, APPS, or the federal regulations promulgated under APPS. 33 U.S.C. § 1908(a). These regulations apply to all commercial vessels when such vessels operate in United States waters or are at a port or terminal under the jurisdiction of the United States. 33 C.F.R. § 151.09.

d. MARPOL sets the standard for the maximum amount of oil permitted to be discharged overboard from any commercial vessel. Pursuant to the MARPOL standard, vessels may discharge only those wastes with less than 15 parts per million (“ppm”) oil content without dilution. To ensure that this standard is met, vessels must have equipment on board, such as an Oily Water Separator (“OWS”), which is designed to treat oily bilge waste and reduce the oil content to below the legal limit, MARPOL also requires vessels to have and maintain an oil sensing device (the “Oil Content Meter”), generally found on an OWS, that is designed to stop a discharge of a mixture containing more than the legally permitted concentration of 15 ppm oil. When the Oil Content Meter detects more than the allowable parts per million of oil, it redirects that effluent to a storage tank on board a vessel.

e. To monitor compliance with this limitation on oil discharges, MARPOL requires vessels to maintain an Oil Record Book in which all transfers and discharges of oil and oily wastes are recorded. Consistent with this requirement, and as applied to this case, United States regulations require that each non-tanker vessel of more than 400 gross tons maintain an

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Oil Record Book. Pursuant to MARPOL and United States regulations, the Oil Record Book must contain entries for various engine room operations including the incineration or other disposal of oily residue and sludge or the discharge overboard or otherwise disposal of bilge waste that has accumulated in machinery spaces. All accidental, emergency, or other exceptional discharges of bilge waste or oil must be recorded in the Oil Record Book along with the reason for the discharge. Each of these engine room operations, including the overboard discharge of bilge waste, is required to be fully recorded without delay in the Oil Record Book. The entries are to be signed by the person or persons in charge of the operation and each completed page must be signed by the Captain of the ship.

f. The United States Coast Guard is charged with enforcing the laws of the United States and is empowered to board vessels and conduct inspections and investigations of potential violations. The contents of a vessel’s Oil Record Book, and the operation of its OWS, are material to the Coast Guard’s performance of its duties.

g. Between October 21, 2010, and October 23, 2010, engineers aboard the SS Horizon Enterprise intentionally allowed the flushing valve for the Oil Content Meter to stay open on at least two occasions while the OWS was running, thus intentionally diluting the sample to the meter and allowing the OWS to release water that potentially exceeded MARPOL guidelines for the discharge of oily waste to be released into the ocean. To disguise this conduct from the Coast Guard, engineers aboard the SS Horizon Enterprise made one false entry in the ship’s Oil Record Book on October 21, 2010, claiming that oily water had been processed through functioning MARPOL equipment, when in fact the oily water had been run through the OWS at the same time as flushing water was being run through the Oil Content Meter, in violation of MARPOL. On a separate occasion on October 23, 2010, engineers aboard the SS Horizon Enterprise failed to record the operation of the OWS in the Oil Record Book in violation of MARPOL. The Oil Record Book containing these false entries or omissions was then presented to Coast Guard inspectors during their inspection of the SS Horizon Enterprise, giving those inspectors the false impression that the ship’s OWS had been operated in accordance with MARPOL and United States law. The Oil Record Book’s entries are material to the Coast Guard’s performance of its inspection function. Horizon acknowledges that similar conduct occurred on this vessel on occasion going back several years,

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5. Horizon agrees to give up all rights that it would have if it chose to proceed to trial, including the rights to a jury trial with the assistance of an attorney; to confront and cross-examine government witnesses; to remain silent or testify; to move to suppress evidence or raise any other Fourth or Fifth Amendment claims; to any further discovery from the government; and to pursue any affirmative defenses and present evidence. Horizon also agrees to waive any challenge to venue.

6. Horizon agrees to give up its right to appeal its conviction, the judgment, and orders of the Court. Horizon also agrees to waive any right it may have to appeal any aspect of its sentence.

7. Horizon agrees to waive any right it may have to file any collateral attack on its conviction or sentence, including a petition under 28 U.S.C. § 2255 or 28 U.S.C. § 2241, or motion under 18 U.S.C. § 3582, at any time in the future after it is sentenced, except for a claim that its constitutional right to the effective assistance of counsel was violated.

8. Horizon agrees not to ask the Court to withdraw its guilty plea at any time after it is entered, unless the Court declines to accept the sentence agreed to by the parties. Horizon agrees that the government may withdraw from this Agreement if the Court does not accept the agreed upon-sentence set out below. Horizon agrees that if the Court does not accept the agreed-upon sentence set out below, the statute of limitations shall be tolled from the date it signed the plea agreement until the date the Court does not accept the Agreement. Horizon further agrees not to ask the Court for a continuance of its sentencing hearing without the consent of the government.

9. Horizon agrees to provide cooperation to the government in its continuing investigation of possible violations of federal law that may have been committed by other companies or individuals stemming from the events that are the subject of the Information filed in this case and the facts recited in paragraph 4, supra, including producing relevant documents and working to facilitate the availability of its own employees for interviews that may be requested by the government.

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Applicability of Sentencing Guidelines

10. Horizon understands and acknowledges that, at sentencing, the Court is required to consider the United States Sentencing Guidelines, together with the other sentencing goals set forth in Title 18, United States Code, Section 3553(a). Horizon understands and acknowledges that the United States Sentencing Guidelines, including Chapter Eight that provide guidance for the sentencing of Horizon, must be considered by the Court. Horizon further understands and acknowledges that Chapter Eight is not applicable to the determination of the appropriate fine in this case, because the offense does not fall under Section 8C2.1. See Section 2B1.1(c)(3). Accordingly, pursuant to Section 8C2.10, Horizon agrees that Title 18, United States Code, Sections 3553 and 3571 apply to determination of the fine. All other sections of Chapter Eight of the Sentencing Guidelines that are applicable to Horizon are applicable to this case, including provisions of probation and community service.

Sentencing Agreement

11. Horizon agrees that a reasonable and appropriate disposition of this case, applying factors set forth at 18 U.S.C. § 3553(a), is as follows:

Horizon shall pay a total aggregate amount of One Million Five Hundred Thousand Eight Hundred Dollars ($1,500,800.00) as set forth below:

a. Fine. Horizon shall pay a fine of One Million Dollars ($1,000,000.00), according to the following payment schedule:

i. Horizon shall make a payment of Five Hundred Thousand Dollars ($500,000.00) payable to the “United States District Court Clerk” within twelve (12) months after the day of sentencing.

ii. Horizon shall make a payment of Five Hundred Thousand Dollars ($500,000.00) payable to the “United States District Court Clerk” within twenty-four (24) months after the day of sentencing.

b. Mandatory Special Assessment: Pursuant to 18 U.S.C. § 3013, Horizon will pay an Eight Hundred Dollar ($800.00) mandatory special assessment at the time of sentencing.

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c. Community Service: Pursuant to Section 8B1.3 of the United States Sentencing Guidelines and in furtherance of the sentencing principles provided for under 18 U.S.C. § 3553(a), Horizon shall make a community service payment of Five Hundred Thousand Dollars ($500,000.00). On the 60th day after sentencing, the Community Service payment shall be paid as follows:

i. Five Hundred Thousand Dollars ($500,000.00) payable to the “National Fish & Wildlife Foundation,” taxpayer ID No. 52 138 4139, with reference made to “United States v. Horizon Lines LLC” with its corresponding docket number. The monies shall be used to fund environmental projects, initiatives, and enforcement activities designed for the benefit, preservation, and restoration of the environment, watersheds, and ecosystems in the Northern District of California, including, but not limited to, the protection, conservation, and restoration of natural resources in the San Francisco Bay. The funds shall be managed as an endowment or a quasi-endowment designed to provide long-term funding for projects, initiatives, and activities as set forth above. Monies shall be accounted for to Congress in annual reports required by 16 U.S.C. § 3706(b). The payment shall be made by way of cashier’s check delivered to the National Fish & Wildlife Foundation’s headquarters at 1133 15th Street, N. W., Suite 1100, Washington, D.C. 20005 to the attention of the Chief Financial Officer, or by electronic funds transfer, in accordance with wiring instructions provided in writing by the National Fish & Wildlife Foundation prior to the transfer.

d. Probation: Horizon agrees to be placed on organizational probation for a term of three (3) years, starting the day Horizon is sentenced by the Court. The terms of probation shall be:

i. No further violations. Horizon agrees that it shall commit no further criminal violations of federal, state, or local law, including those laws and regulations for which primary enforcement has been delegated to state authorities, and shall conduct all its operations in accordance with the environmental laws of the United States.

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ii. Payments. Payment in full of the monetary amounts set forth herein including all special assessments, fines and restitution and community service.

iii. Environmental Compliance Plan. Consistent with the sentencing policies set forth in United States Sentencing Guideline § 8D1.4, Horizon agrees to develop, adopt, implement and fund the Environmental Compliance Plan (“ECP”) attached hereto as Exhibit A.

iv. Horizon agrees that during the period of probation, and at all reasonable times and with as reasonable prior notice to the government as practicable, it will provide the government with full access to its Northern California operations as appropriate within its security and its safety policies and practices, as well as all facilities, employees, and records that are relevant to monitoring compliance with the terms and conditions of the ECP.

v. If Horizon changes its name, the renamed company shall be obliged to meet all of the obligations of Horizon under this agreement. If Horizon merges with another company, the newly created or merged company shall be obliged to meet all of the obligations of Horizon under this agreement.

12. Horizon agrees not to commit or attempt to commit any crimes before sentence is imposed; not to intentionally provide false information to the Court, the Probation Office, or the government; and not to fail to comply with any of the other promises it has made in this Agreement. Horizon agrees that, if it fails to comply with any promises it has made in this Agreement, then the government will be released from all of its promises in this Agreement, including those set forth in paragraphs 15 and 16 below, but it will not be released from its guilty plea. The parties hereby waive a pre-sentence report and request that the Court accept this Agreement and sentence defendant at the time of defendant’s entry of its guilty pleas.

13. Horizon agrees that this Agreement contains all of the promises and agreements between it and the government, and it will not claim otherwise in the future.

14. Horizon agrees that this Agreement binds the U.S. Attorney’s Office for the Northern District of California only, and does not bind any other federal, state, or local agency.

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The Government’s Promises

15. The government agrees not to file any additional charges against the defendant that could be filed as a result of the investigation that led to the captioned Information.

16. The government agrees that the reasonable and appropriate sentence in this case should be as set forth in paragraph 11 above, unless the defendant violates the Agreement as set forth in paragraphs 11 and 12 above or fails to accept responsibility.

The Defendant’s Affirmations

17. Horizon represents that this agreement shall bind Horizon, its successor corporation if any, and any other person or entity that assumes the obligations contained herein (“successors-in-interest”). Horizon, or its successors-in-interest, if applicable, shall provide the government and the United States Probation Office for the Northern District of California with immediate notice of any name change, change in corporate or individual control, business reorganization, change in ownership, merger, change of legal status, sale or purchase of assets, divestiture of assets, or similar action affecting their ability to pay the fine or otherwise comply with this Agreement. No change in name, change in corporate or individual control, business reorganization, change in ownership, merger, change of legal status, sale or purchase of assets, divestiture of assets, or similar action shall alter defendant’s obligations under this Agreement. Horizon shall not engage in any action to seek to avoid the obligations set forth in this Agreement.

18. Horizon understands that its convictions may subject it to various collateral consequences, including, but not limited to the suspension or revocation of any regulatory licenses or permits Horizon holds and suspension or debarment of Horizon from contracting with the United States or with any office, agency, or department thereof. By this Agreement, the government makes no representation or promise concerning suspension or revocation of any regulatory licenses or permits or suspension or debarment. In particular, suspension and debarment of organizations convicted under various federal environmental protection and criminal statutes is a discretionary administrative action solely within the authority of federal contracting agencies. Horizon understands that unanticipated collateral consequences will not serve as grounds to withdraw Horizon’s guilty plea.

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19. Horizon represents that it is authorized to enter into this Agreement. On or before the date of entry and filing of the Agreement, Horizon shall provide to the government and the Court a notarized written statement, certifying that. Horizon is authorized to enter into and comply with all of the provisions of this Agreement. The resolutions further shall authorize a company representative and Horizon’s counsel to enter into this Agreement, and that all company formalities for such authorizations have been observed.

20. Horizon confirms that its decision to enter a guilty plea is made knowing the charges that have been brought against it, any possible defenses, and the benefits and possible detriments of proceeding to trial. Horizon acknowledges that it has entered into this Agreement freely and voluntarily and that it has been fully advised by counsel, and that no threats or promises were made to induce it to enter into the guilty pleas called for by this Agreement.

Dated: 01/27/2012	BY	/s/ Michael F. Zendan II
On Behalf of Horizon Lines, LLC

EXECUTED BY MICHAEL F. ZENDAN II
ITS SENIOR VICE PRESIDENT, GENERAL COUNSEL

Corporate Representative

Dated: 1/27/12	MELINDA HAAG
United States Attorney

/s/ Owen P. Martikan
OWEN P. MARTIKAN
STACEY GEIS
Assistant United States Attorneys

STATE OF NORTH CAROLINA:

COUNTY OF MECKLEN BURG:

SWORN AND SUBSCRIBED TO BEFORE ME BY MICHAEL F. ZENDAN II

THIS 27th DAY OF JANUARY, 2012

SANDRA L. FRAZIER

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I have fully explained to my client all the rights that a criminal defendant has and all the terms of this Agreement. In my opinion, my client understands all the terms of this Agreement and all the rights it is giving up by pleading guilty, and, based on the information now known to me, its decision to plead guilty is knowing and voluntary.

Dated: January 27, 2012	/s/ John Cox
JOHN COX
Attorney for Horizon Lines, LLC.

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